Document is copied.
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-47984

                           PROSPECTUS SUPPLEMENT NO. 4
                     (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                                CORECOMM LIMITED
                            -------------------------
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006,
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK
                            -------------------------

     This Prospectus Supplement No. 4 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, relating to:

o        The 6% convertible subordinated notes due 2006 of CoreComm Limited;

o        CoreComm's Series B senior convertible exchangeable preferred stock;

o Shares of common stock issuable as dividends on the Series B preferred stock, upon conversion of the convertible notes and the Series B preferred stock and as interest on CoreComm's senior unsecured notes due 2003; and

o The right, attached to each share of common stock, to purchase CoreComm's Series C junior participating preferred stock.

     The purpose of this Prospectus Supplement is to provide supplemental information that was contained in a current report on Form 8-K dated December 28, 2000.

     The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus Supplement No. 4 is December 28, 2000.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    December 28, 2000
                                                  -----------------------

                                CoreComm Limited
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


  Delaware                      000-31359                           23-3032245
--------------------------------------------------------------------------------
(State or other               (Commission                         (IRS Employer
jurisdiction                    File Number)                 Identification No.)
of incorporation)



 110 East 59th Street, New York, NY                            10022
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)




Registrant's telephone number, including area code:      (212) 906-8485
                                                       -------------------



         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5.    Other Events.
-------    -------------

     On December 28, 2000, CoreComm Limited announced that several members of management and the Board of Directors have invested a total of $16 million in the company in the form of a convertible note. The proceeds of the note will fund future working capital and general corporate pruposes.


Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.
-------    -------------------------------------------------------------------

           Exhibits

99.1       Press Release, issued December 28, 2000

                                    SIGNATURE
                                    ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                     CORECOMM LIMITED



                                     By: /s/ Richard J. Lubasch
                                     -------------------------
                                     Name:  Richard J. Lubasch
                                     Title: Senior Vice President,
                                            General Counsel and Secretary




Dated:   December 28, 2000

                                                                   Exhibit 99.1
[Logo of CoreComm Limited]

FOR IMMEDIATE RELEASE


                  CORECOMM MANAGEMENT INCREASES OWNERSHIP STAKE

   Management and Board of Directors Invest Additional $16 Million in Company



New York, New York (December 28, 2000) - CoreComm Limited (NASDAQ: COMM) announced today that several members of management and the Board of Directors have invested a total of $16 million in the company in the form of a convertible note. The proceeds of the note will fund future working capital and general corporate purposes.

Barclay Knapp, Chief Executive, stated: "George Blumenthal and I, as well as other members of management, have increased our personal investments in CoreComm because we believe in the long-term prospects for the business and the strength of our business model."

The $16 million financing is in the form of a senior unsecured convertible PIK note that matures in 2010. The note has an interest rate of 10.75% paid semi-annually and is convertible into shares of CoreComm common stock at $5.00 per share.



For further information contact: Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at
(212) 906-8485.